                                                                  EXHIBIT 99.B10

                                 LEGAL OPINION


                                                 April 23, 1997


American National Investment Accounts, Inc.
One Moody Plaza
Galveston, Texas 77550


     RE: American National Investment Accounts, Inc. (the "Company") Post-Effective Amendment No. 8 under the Securities Act of 1933 (the "33 Act") and Post-Effective Amendment No. 8 to the Investment Company Act of 1940 (the "40 Act")

Gentlemen:

     We have assisted you in preparing the above referenced post-effective amendments to your '33 Act and '40 Act Registration Statements referenced above. In connection therewith, and in connection with our opinion furnished in connection with your Rule 24f-2 Notice for your immediately preceding fiscal year, we have examined the Company's Articles of Incorporation and such other corporate records, prospectuses and other material we deemed appropriate. On the basis of such examination, we are of the opinion that the Company's shares, when sold, will be legally issued, fully paid and non-assessable. We, of course, assume that the Company will not sell more than the 100,000,000 shares authorized, nor sell more than the 15,000,000 shares initially authorized for the Growth Portfolio, the 15,000,000 shares initially authorized for the Balanced Portfolio, the 20,000,000 shares initially authorized for the Managed Portfolio, or the 50,000,000 shares initially authorized for the Money Market Portfolio, by its Articles of Incorporation, and that all sales will be for full value received at the time of sale.

     We consent to the attachment of this opinion to and its use in connection with the above referenced post-effective amendments.


                                                 Yours very truly,


                                                 /s/ JERRY L. ADAMS
                                                 ------------------------------
                                                 Jerry L. Adams